EXHIBIT 99.1

[El Paso Energy Partners,L.P. Logo]          PRESS RELEASE


El Paso Energy Partners, L.P. Completes Purchase of South
                Texas Midstream Assets
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HOUSTON, TEXAS, March 7, 2001-El Paso Energy Partners, L.P.
(NYSE:EPN) announced today that it completed its $133 million acquisition of South Texas fee-based natural gas liquids (NGLs) transportation and fractionation assets from El Paso Field Services on February 28, 2001. In conjunction with the closing of the last of the announced redeployment transactions, the Partnership has increased its May 15, 2001 distribution payable to common unitholders to $0.575 per unit.
The assets include more than 600 miles of NGL gathering and transportation pipelines and three fractionation plants located in South Texas. The NGL pipeline system is comprised of 379 miles of y-grade pipeline used to gather and transport unfractionated NGLs from various processing plants to the Shoup Plant, located in Corpus Christi, the largest of the three fractionators acquired. The system also includes 177 miles of pipelines that deliver fractionated products such as ethane, propane, and butane to refineries and petrochemical end-users along the Texas Gulf Coast and to common carrier NGL pipelines. The three fractionation facilities consist of approximately 96,000 barrels per day of capacity that operated at more than 90 percent of capacity during 2000. These transportation and fractionation assets receive deliveries of NGLs from El Paso Field Services' extensive South Texas gathering and processing infrastructure, which includes seven processing plants with capacity of 1.3 billion cubic feet of natural gas per day.
"This acquisition completes the redeployment transactions that we announced in January," said Robert G. Phillips, chief executive officer of the Partnership. "The addition of these transportation and fractionation assets further solidifies the Partnership's asset base while both diversifying and increasing its cash flow. We have established an aggressive growth plan for the partnership over the next five years, and I am pleased to report that we have already completed about fifty percent of our targeted $500 million in growth capital investments for 2001."
El Paso Energy Partners, L.P. is a publicly owned master limited partnership. The partnership owns and operates a diversified set of midstream assets including five offshore natural gas and oil pipelines and five production handling platforms located in the Gulf of Mexico, a strategically located salt dome storage facility with 7.2 billion cubic feet of current storage capacity in Mississippi, and a 450-mile coal bed methane gathering system in Alabama. Visit
El Paso Energy Partners on the Web at
www.elpasopartners.com.

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform
Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates')
Securities and Exchange Commission filings for additional important factors that may affect actual results.